Exhibit 99.02

STOCKHOLDERS OF BEDFORD PROPERTY INVESTORS, INC.

OVERWHELMINGLY APPROVE MERGER WITH

LBA REALTY AFFILIATE

LAFAYETTE, CA – May 3, 2006 – Bedford Property Investors, Inc. (NYSE:BED) and LBA Realty LLC today jointly announced that stockholders of Bedford Property Investors, Inc. overwhelmingly approved its merger with LBA Realty Fund II – WBP I LLC, an affiliate of LBA Realty LLC. Approval of the merger required the affirmative vote of the holders of a majority of Bedford’s outstanding common stock. Holders of approximately 73.36% of the outstanding shares of Bedford common stock voted to approve the merger.

The proposed merger is expected to close May 5, 2006, subject to the satisfaction or waiver of all conditions to closing in the merger agreement. Under the terms of the merger agreement, upon the effective time of the merger, each share Bedford common stock will be canceled and converted into the right to receive $27.00 in cash. Letters of transmittal regarding the procedures to deliver shares of Bedford common stock will be sent to former Bedford stockholders in the near future. Shares of Bedford’s 8.75% Series A Cumulative Redeemable Preferred Stock and 7.625% Series B Cumulative Redeemable Preferred Stock will remain issued and outstanding after the effective time of the merger. As a result of the merger, Bedford common stock and Bedford Series B Preferred Stock will no longer be listed on the New York Stock Exchange, and Bedford’s common stock will be deregistered from under the Securities Exchange Act of 1934.

About Bedford Property Investors

Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. Its common stock was previously traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.

About LBA Realty

LBA Realty LLC (LBA) is a full service real estate investment and management company. LBA, with its headquarters in Irvine and offices in Los Angeles, San Diego and San Jose, operates in California as well as other western markets including the Pacific Northwest, Colorado and Arizona. In addition to the acquisition of Bedford, LBA owns a portfolio of office and industrial properties totaling over 12 million square feet and invests on behalf of LBA’s institutional investment funds.

Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent current expectations and beliefs, including, among other things, statements relating to the proposed merger and the timing and ability of Bedford and LBA to successfully complete the proposed merger. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause actual results to differ from management’s estimates and expectations include risks that are described in Bedford’s filings with the Securities and Exchange Commission, including its Definitive Proxy Statement on Schedule 14A and its 2005 Annual Report on Form 10-K. Bedford does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.